Exhibit 5.1

[Calfee, Halter & Griswold LLP Letterhead]

September 15, 2004

DATATRAK International, Inc.
6150 Parkland Boulevard
Mayfield Heights, Ohio 44124

Re: Amended and Restated 1996 Key Employees and Consultants Stock Option Plan, as amended (the “Plan”)

     We are familiar with the proceedings taken and proposed to be taken by DATATRAK International, Inc., an Ohio corporation (the “Company”), with respect to the 300,000 common shares, without par value, of the Company (the “Shares”), to be offered and sold from time to time pursuant to the Plan. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S–8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

     In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein, and based thereon, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     The opinions expressed herein are limited solely to the laws of the State of Ohio.

     This opinion letter is intended solely for your use in connection with the filing of the Registration Statement with respect to the Shares and may not be reproduced, filed publicly, or relied upon by any other person for any purpose without the express written consent of the undersigned.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP